Exhibit 16.1

June 12, 2018

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by SSB Bancorp, Inc. ("Company") included under Item 4.01(a) of its Form 8-K dated June 12, 2018. We agree with the Company's statements except that we are not in a position to agree or disagree with the Company's statement that the change was recommended by the Audit Committee of the Company's Board of Directors.

Sincerely,

/s/ Wolf & Company, P.C.